Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the MSC Industrial Direct Co., Inc. 2005 Omnibus Equity Plan of MSC Industrial Direct Co., Inc. of our reports dated November 9, 2005, with respect to the consolidated financial statements and schedule of MSC Industrial Direct Co., Inc. included in its Annual Report (Form 10-K) for the year ended August 27, 2005, MSC Industrial Direct Co., Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of MSC Industrial Direct Co., Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Melville, New York

January 6, 2006